PROSPECTUS SUPPLEMENT	Filed pursuant to Rule
(To Prospectus dated July 7, 2022)	424(b)(3) of the Rules and
Regulations Under the
Securities Act of 1933

Registration Statement No. 333-260254

MONEYLION INC.

Class A Common Stock
Warrants to Purchase Class A Common Stock

Recent Developments

This prospectus supplement (the “Prospectus Supplement”) is being filed to update and supplement the information contained in the prospectus dated July 7, 2022 (as supplemented or amended from time to time, the “Prospectus”) with the information contained in:

●	MoneyLion Inc.’s Current Report on Form 8-K, dated November 18, 2022, which was filed with the Securities and Exchange Commission on November 18, 2022; and

●	MoneyLion Inc.’s Current Report on Form 8-K, dated November 25, 2022, which was filed with the Securities and Exchange Commission on November 25, 2022.

Accordingly, we have attached the aforementioned Form 8-Ks to this Prospectus Supplement.

This Prospectus Supplement, together with the Prospectus, is to be used by the selling shareholders listed in the Prospectus in connection with offers and sales from time to time of the Class A common stock and warrants to purchase Class A common stock of MoneyLion Inc.

November 28, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2022 (November 15, 2022)

MONEYLION INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39346	85-0849243
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 West 21st Street, 9th Floor,

New York, NY 10010

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 300-9865

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ML	The New York Stock Exchange
Redeemable warrants: each whole warrant exercisable for one share of Class A common stock, par value $0.0001	ML WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Technology Officer

On November 15, 2022, MoneyLion Inc. (the “Company”) and Chee Mun Foong, Chief Technology Officer, mutually agreed that effective as of December 31, 2022, Mr. Foong will step down as the Company’s Chief Technology Officer and as an “executive officer” of the Company under Rule 3b-7 of the Securities Exchange Act of 1934, as amended.  Mr. Foong co-founded the Company in 2013 and has made numerous key contributions to the Company throughout his incredible journey with the Company.  As part of the transition, the Company and Mr. Foong have agreed that he will continue serving the Company in an advisory role until June 2023, including assisting the Company execute its succession plan as his responsibilities are transitioned to other personnel.  The Company thanks Mr. Foong for his many years of dedication to the Company and wishes him all the best in the future.

Item 9.01. Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYLION INC.

By:	/s/ Richard Correia
	Name:	Richard Correia
	Title:	Chief Financial Officer and Treasurer

Date: November 18, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 25, 2022 (November 23, 2022)

MONEYLION INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39346	85-0849243
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 West 21st Street, 9th Floor,

New York, NY 10010

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 300-9865

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ML	The New York Stock Exchange
Redeemable warrants: each whole warrant exercisable for one share of Class A common stock, par value $0.0001	ML WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 23, 2022, MoneyLion Inc. (the “Company”) received a notice from the New York Stock Exchange (“NYSE”) that the Company is not in compliance with the NYSE continued listing standard as set forth in Section 802.01C of the NYSE Listed Company Manual, as the average closing price of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), was less than $1.00 per share over a consecutive 30-trading day period. The notification of non-compliance has no immediate effect on the listing or trading of the Company’s Common Stock on the NYSE, subject to the Company’s compliance with the NYSE’s other continued listing requirements.

As required by the NYSE, the Company intends to respond to the NYSE within ten business days with respect to its intent to cure the deficiency. Pursuant to Section 802.01C, the Company has six months following receipt of the notification to regain compliance with the minimum share price requirement, with the possibility of extension at the discretion of the NYSE. In order to regain compliance, on the last trading day in any calendar month during the cure period, the Company’s Common Stock must have: (i) a closing price of at least $1.00 per share; and (ii) an average closing price of at least $1.00 per share over the 30-trading day period ending on the last trading day of such month. The Company’s failure to regain compliance during this period could result in delisting.

The Company intends to monitor the closing price of the Common Stock and consider its available options to resolve the noncompliance with the minimum share price requirement, including effecting a reverse stock split. There can be no assurance that the Company will be able to regain compliance with the NYSE’s continued listing requirements or that the NYSE will grant the Company a further extension of time to regain compliance, if applicable.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks” or other similar expressions. Such statements may include, but are not limited to, statements about whether the Common Stock will remain listed on the NYSE and the potential the Company will seek a reverse stock split to regain compliance. These statements are based on current expectations on the date of this Current Report on Form 8-K and involve a number of risks and uncertainties that may cause actual results to differ significantly. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYLION INC.

By:	/s/ Richard Correia
	Name:	Richard Correia
	Title:	Chief Financial Officer and Treasurer

Date: November 25, 2022